EXHIBIT 11
                      INTERNATIONAL GAME TECHNOLOGY
                    COMPUTATION OF EARNINGS PER SHARE

(Dollars in thousands)                           Years Ended
                                                 September 30,
                                         1994         1993         1992
[S]
PRIMARY SHARES OUTSTANDING:
  COMMON STOCK OUTSTANDING AT            [C]          [C]          [C]
  BEGINNING OF PERIOD. .                 138,938,605  130,601,920  126,260,688

 SHARES ISSUED UNDER STOCK OPTION PLANS .    800,523    2,800,346    3,363,398
     PERCENTAGE OF TIME OUTSTANDING.            65.4%        77.4%        66.2%
  WEIGHTED AVERAGE SHARES OUTSTANDING.       523,887    2,166,117    2,226,774

  SHARES ISSUED IN EXCHANGE OF EDT
     COMMON STOCK. . . .                           -            -      874,356
     PERCENTAGE OF TIME OUTSTANDING.               -%           -%        66.3%
  WEIGHTED AVERAGE SHARES OUTSTANDING. . . . .     -            -      580,104

  SHARES ISSUED TO RADICA
     COMMON STOCK. . . .                     374,436            -            -
     PERCENTAGE OF TIME OUTSTANDING.            61.9%           -%           -%
  WEIGHTED AVERAGE SHARES OUTSTANDING. . .   231,842            -            -

  SHARES ISSUED FROM THE CONVERSION OF
  CONVERTIBLE SUBORDINATED NOTES .         9,338,877    5,527,133       10,730
     PERCENTAGE OF TIME OUTSTANDING.            52.1%        37.6%        39.8%
  WEIGHTED AVERAGE SHARES OUTSTANDING.     4,861,607    2,080,186        4,270

  SHARES ISSUED UNDER GIFTS. . . .            13,333        8,948       92,748
     PERCENTAGE OF TIME OUTSTANDING.            62.5%        59.7%        73.3%
  WEIGHTED AVERAGE SHARES OUTSTANDING. . .     8,329        5,344       68,002

  SHARES PURCHASED AND HELD IN TREASURY. (17,098,646) (14,071,458) (13,902,732)
     PERCENTAGE OF TIME OUTSTANDING.            87.3%        99.8%        99.7%
  WEIGHTED AVERAGE SHARES OUTSTANDING.   (14,932,659) (14,041,972) (13,867,974)

  COMMON STOCK EQUIVALENT OF OPTIONS
     OUTSTANDING . . . .                   1,748,625    2,806,220    4,809,222

  WEIGHTED AVERAGE NUMBER OF PRIMARY COMMON
     AND COMMON EQUIVALENT SHARES
     OUTSTANDING . . . .                 131,380,236  123,617,815  120,081,086

FULLY DILUTED SHARES OUTSTANDING:
  ADDITIONAL DILUTIVE EFFECT OF
  STOCK OPTIONS. . . . .                           -      206,811      492,314

  ASSUMED CONVERSION OF
     CONVERTIBLE NOTES .                   4,477,270   12,785,881   14,874,882

  WEIGHTED AVERAGE NUMBER OF FULLY DILUTED
  COMMON AND COMMON EQUIVALENT SHARES
     OUTSTANDING . . . .                 135,857,506  136,610,507  135,448,282

  INCOME FROM CONTINUING OPERATIONS.    $    140,447 $    105,578 $     63,284
  INCOME FROM DISCONTINUED OPERATIONS.             -       13,447        1,500
     NET INCOME. . . . .                $    140,447 $    119,025 $     64,784

PRIMARY EARNINGS PER SHARE
  INCOME FROM CONTINUING OPERATIONS.    $       1.07 $       0.85 $       0.53
  INCOME FROM DISCONTINUED OPERATIONS.             -         0.11         0.01
     NET INCOME. . . . .                $       1.07 $       0.96 $       0.54

FULLY DILUTED EARNINGS PER SHARE(1)
  INCOME FROM CONTINUING OPERATIONS.    $       1.05 $       0.80 $       0.51
  INCOME FROM DISCONTINUED OPERATIONS. .           -         0.10         0.01
     NET INCOME. . . . .                $       1.05 $       0.90 $       0.52

(1) Based on addition of $1,635, $4,549, and $5,313, net of taxes, to income from continuing operations in 1994, 1993, and 1992 respectively, representing interest on convertible subordinated notes.